UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 11, 2004

Date of Report (Date of earliest event reported)

RADVIEW SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

Israel	0-31151	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 New England Executive Park, Burlington, MA 01803
(Address of principal executive offices)

(781) 238-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

On February 11, 2004, RadView Software Ltd., a company organized under the laws of Israel (the “Company”), received a letter from The Nasdaq Stock Market (the “Nasdaq”) informing the Company that it was not in compliance with Marketplace Rule 4320(e)(2)(B).  This rule requires a listed company to meet one of three tests involving shareholders’ equity, market capitalization or net income.  As of December 31, 2003, the Company’s shareholders’ equity was $1,796,000, which was below the Nasdaq’s minimum shareholders’ equity requirement of $2.5 million.  The Nasdaq also informed the Company that it would review the Company’s eligibility for continued listing on the Nasdaq SmallCap Market.

On March 17, 2004, the Company completed the sale of 3,333,331 of its ordinary shares for an aggregate purchase price of $2.0 million in a private placement pursuant to a Securities Purchase Agreement, dated as of March 10, 2004, between the Company and the investors named therein.  The investors also received four series of warrants to purchase an aggregate of up to 2,999,996 ordinary shares at exercise prices ranging from $0.873 to $0.992 per share.  In addition, the Company granted the investors additional investment rights to purchase within one year an additional 3,333,331 ordinary shares at a purchase price of $0.810 per share.

Selected unaudited consolidated balance sheet data as of February 29, 2004 has been prepared on an actual basis and on a pro forma basis and is included as an exhibit to this report and is incorporated in this report by reference.  The pro forma data gives effect to the sale by the Company of 3,333,331 ordinary shares in the private placement at the purchase price of $0.600 per share, less placement fees and estimated offering expenses of approximately $200,000, resulting in net proceeds to the Company of approximately $1.8 million.

The completion of the private placement increased the Company’s shareholders’ equity sufficiently to enable the Company to return to compliance with the Nasdaq’s minimum shareholders’ equity requirement.  The Company believes that the pro forma shareholders’ equity as of February 29, 2004 of $2,735,000 demonstrates its compliance with the Nasdaq SmallCap Market minimum shareholders’ equity requirement and that the Company also satisfies the shareholders’ equity requirement as of the date of the filing of this report.

The Nasdaq has advised the Company that it will continue to monitor the Company’s ongoing compliance with its shareholders’ equity requirement and if the next periodic report does not evidence compliance, the Company may be subject to delisting.

Item 7.  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Selected unaudited consolidated balance sheet data of RadView Software Ltd. as of February 29, 2004 on an actual and pro forma basis.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADVIEW SOFTWARE LTD.

Date: April 1, 2004	/s/ CHRISTOPHER DINEEN
Christopher Dineen
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Selected unaudited consolidated balance sheet data of RadView Software Ltd. as of February 29, 2004 on an actual and pro forma basis.